SCHEDULE 14A
                            (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant               [X]
Filed by a Party other than the Registrant     [ ]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement   [ ]  Confidential, For Use of the
     [X]  Definitive Proxy Statement         Commission Only (as permitted by
     [ ]  Definitive Additional Materials    Rule 14a-6(e)(2)
     [ ]  Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12


                    Brilliant Digital Entertainment, Inc.
_______________________________________________________________________________
               (Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

     (1)  Title of each class of securities to which transaction applies:

_______________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

_______________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

_______________________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

_______________________________________________________________________________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

_______________________________________________________________________________
     (2)  Form, Schedule or Registration Statement no.:

_______________________________________________________________________________
     (3)  Filing party:

_______________________________________________________________________________
     (4)  Date filed:

_______________________________________________________________________________

                    BRILLIANT DIGITAL ENTERTAINMENT,  INC.









Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Friday, May 23, 1997, at 11:00 a.m. local time, at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367.

     The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of two directors to serve until the 2000 Annual Meeting of Stockholders and "FOR" the amendment to the 1996 Stock Option Plan. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting if you cannot attend.

     We look forward to welcoming personally those stockholders who are able to attend.

                                   Sincerely,



                                   Mark  Dyne
                                   Chairman and Chief Executive Officer

                                   Woodland Hills, California
                                   April 30, 1997

                    BRILLIANT DIGITAL ENTERTAINMENT, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD MAY 23, 1997


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Brilliant Digital Entertainment, Inc. ("the Company") will be held at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367 at 11:00 a.m. on Friday, May 23, 1997 for the following purposes:

     1. To elect two Class I directors of the Company, to hold office for three years and until their successors are duly elected;

     2. To approve an amendment to the 1996 Stock Option Plan to provide a per employee limit on stock option grants in any one year;

     3. To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

     Only stockholders of record of the Company at the close of business on April 4, 1997 are entitled to notice of and to vote at the Meeting and adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Meeting in person. However, to ensure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage pre-paid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person, even though he or she has returned a Proxy.

                                   By Order of the Board of Directors,



                                   Michael Ozen
                                   CHIEF FINANCIAL OFFICER AND SECRETARY
Woodland Hills, California
April 30, 1997

TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH CARD SHOULD BE COMPLETED AND RETURNED.

                    BRILLIANT DIGITAL ENTERTAINMENT, INC.
                  6355 TOPANGA CANYON BOULEVARD, SUITE 513
                      WOODLAND HILLS, CALIFORNIA 91367
                              (818) 346-3653

                       ____________________________

                              PROXY STATEMENT
                       ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD FRIDAY, MAY 23, 1997

                                INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of Brilliant Digital Entertainment, Inc., a Delaware corporation (the "Company" or "Brilliant"), for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held at the Hilton Hotel, 6360 Canoga Ave., Woodland Hills, California 91367 on Friday, May 23, 1997, commencing at 11:00 a.m., and at all postponements and adjournments thereof.

     It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about April 30, 1997.

     At the Meeting, the stockholders of the Company will vote upon (i) the election of two Class I directors for a term of three years; (ii) an amendment to the 1996 Stock Option Plan to provide a per employee limit on stock option grants in any one year; and (iii) such other matters as may properly come before the Meeting and any and all adjournments and postponements thereof.

     A Proxy for use at the Meeting is enclosed. Any stockholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy holders in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted (i) in favor of the election of the nominees for director set forth herein, and (ii) if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

     The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited through the mails, but officers, directors and regular employees of the Company may solicit Proxies personally. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy materials to stockholders whose stock in the Company is held of record by such
entities.   In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of Proxies if management determines it advisable.

                         VOTING PROCEDURES

     It is the policy of the Company that proxy cards, ballots, and voting tabulations that identify stockholders be kept confidential from the Company unless such disclosure is: (i) necessary to meet applicable legal requirements or to assert or defend claims by or against the Company; (ii) expressly requested by a stockholder (and then disclosure shall be limited to that particular stockholder's vote); or (iii) made during a contested proxy solicitation. The tabulators and inspectors of the election, who are appointed by the Company's Board, are independent of the Company and are not Company associates.

     The close of business on April 4, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any postponements or adjournments thereof. At the record date, 7,200,001 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were outstanding. The Common Stock is the only outstanding class of securities entitled to vote at the Meeting. At the record date, the Company had approximately 13 stockholders of record. A stockholder is entitled to cast one vote for each share of Common Stock held on the record date on all matters to be considered at the Meeting. Abstentions and shares held by brokers that are prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Directors are elected by the affirmative vote of the majority of the votes cast. Stockholders may not cumulate their votes. The two candidates receiving the highest number of votes will be elected. In tabulating the votes, broker non-votes will be disregarded and have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by Proxy and entitled to vote thereat will be required to approve the amendment to the 1996 Stock Option Plan. In determining whether requisite approval of the amendment to the 1996 Stock Option Plan has been received, abstentions will have the same effect as votes against the proposal and broker non-votes will be disregarded.


                         ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, Directors constituting one class are elected, each for a three-year term. Two Class I directors will be elected at the Annual Meeting. The Board of Directors proposes the nominees named below.

     Unless otherwise instructed, the Proxy holders will vote the Proxies received for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as directors:

                              Gary Barber
                             Garth Saloner

     If elected, each nominee is expected to serve until the 2000 Annual Meeting of Stockholders. The affirmative vote of a majority of the shares present in person or represented by Proxy at the Meeting and voting on the election of the directors is required for the election of the above-named nominees.

                              MANAGEMENT

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS.

     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of March 31, 1997.


NAME                     AGE       POSITION                 YEAR TERM EXPIRES
----                     ---       --------                 -----------------

NOMINEES:
Gary Barber (2)          39        Director                      1997
Garth Saloner (2)        42        Director                      1997

CONTINUING DIRECTORS:
Mark Dyne                36        Chairman of the Board of      1999
                                   Directors, Chief Executive
                                   Officer and Director
Kevin Bermeister         36        President and Director        1999
Mark Miller              37        Vice President, Production    1998
                                   and Operations and Director
Diana Maranon (1)        38        Director                      1999
Ray Musci (1)            36        Director                      1998
Jeff Scheinrock (1)(2)   46        Director                      1998

OTHER EXECUTIVE OFFICERS:
Michael Ozen             42        Chief Financial Officer and
                                   Secretary
Anthony Rose             32        Vice President, Technology

_______________________
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. There is no family relationship between any director and any executive officer of the Company.

     GARY BARBER. Mr. Barber has served as a Director of the Company since October 1996. Since May 1989, Mr. Barber has been Vice Chairman and Chief Operating Officer of Morgan Creek Productions, Inc. ("Morgan Creek"). While at Morgan Creek, Mr. Barber has executive produced numerous feature films including ACE VENTURA: PET DETECTIVE, ACE VENTURA: WHEN NATURE CALLS, ROBIN
HOOD: PRINCE OF THIEVES and currently is executive producer of the Ace Ventura animated television series that airs on CBS.

     GARTH SALONER. Mr. Saloner has served as a Director of the Company since October 1996. He currently serves as the Robert A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University where he has been since 1990. He also has served as Associate Dean for Academic Affairs and Director of Research and Course Development at Stanford Graduate School of Business. From 1982 to 1990, Mr. Saloner taught as a professor in the Economics Department and the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Saloner also is a director and a member of the compensation committee of Quick Response Services, Inc., a corporation that provides electronic data interchange services in the retail market.

     MARK DYNE. Mr. Dyne has served as the Chairman of the Board of Directors and as Chief Executive Officer of the Company since October 1996. Mr. Dyne has served as a joint managing director of Sega Ozisoft Pty. Limited ("Sega Ozisoft") since its founding in 1982 by Mr. Dyne and Kevin Bermeister. Sega Ozisoft is now a majority owned subsidiary of Sega Enterprises of Japan ("Sega") operating under the name of Sega Ozisoft. Mr. Dyne continues to own an equity interest in Sega Ozisoft. Sega Ozisoft is a distributor for many leading publishers including, among others, Access, Accolade, Interplay, Microprose, Starwave, Viacom, and Virgin Interactive. Mr. Dyne currently is Co-Chief Executive Officer with Kevin Bermeister of Sega Enterprises (Australia) Pty., Ltd. ("Sega Enterprises"), a position he has held since June 1995, a director of Monto Holdings Pty. Ltd. ("Monto") and Consumer Electronics Pty. Ltd. ("Consumer Electronics"), and a co-owner of Packard Bell Pty. Ltd. ("Packard Bell Australia"). Sega Enterprises is a theme park developer which recently completed the development of and opened to the public a $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Sega Enterprises is owned jointly by Mr. Dyne, Mr. Bermeister, Sega, Mitsubishi Corp. and Mitsui Corp. Monto is a private investment holding company. Consumer Electronics is a South African based distributor of multi-media software products. Packard Bell Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel.

     KEVIN BERMEISTER. Mr. Bermeister has served as President of the Company since October 1996 and as a Director since August 1996. Mr. Bermeister is a joint managing director of Sega Ozisoft, a position he has held since 1982, and continues to own an equity interest in Sega Ozisoft. Mr. Bermeister currently is Co-Chief Executive Officer with Mr. Dyne of Sega Enterprises, a position he has held since June 1995, a director of Consumer Electronics and Jacfun Pty., Ltd. ("Jacfun"), and a co-owner and director of Packard Bell Australia. Mr. Bermeister also serves as a director of Jewish House of Sydney, Australia, a charitable organization. Jacfun is the owner of the Darling Harbor property occupied by the Sega Enterprises indoor theme park.

     MARK MILLER. Mr. Miller has served as Vice President, Production and Operations of the Company since October 1996 and as a Director of the Company since August 1996. Mr. Miller served as President and Chief Financial Officer of the Company from August 1996 through September 1996. Since March 1994, Mr. Miller has served as Managing Director of Brilliant Interactive Ideas Pty. Ltd. ("BII Australia") a corporation formed under the laws of New South Wales, Australia in September 1993 and a wholly owned subsidiary of the Company through which substantially all of the business and operations are conducted. From February 1993 through December 1994, Mr. Miller was Managing Director of Pacific Interactive Education Pty. Limited ("PIE") where he primarily was engaged in the development and maintenance of educational and multimedia software for use by schools and other educational institutions. Mr. Miller currently is a director of PIE. From 1989 through 1992, Mr. Miller was Director of Sales and Marketing of Dealing Information Systems Pty. Ltd., a developer of proprietary modular software treasury systems for managing financial transactions.

     DIANA MARANON. Ms. Maranon has served as a Director of the Company since October 1996 and served as Secretary of the Company from August 1996 to March 1997. Ms. Maranon is the President and Managing Director of Averil Associates, Inc. ("Averil Associates"), a financial advisory firm. Prior to founding Averil Associates in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc. ("Wasserstein"), an investment banking firm, with whom she started in 1988. At Wasserstein, Ms. Maranon was responsible for covering companies headquartered in the Western United States. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the California Bar.

     RAY MUSCI. Mr. Musci has served as a Director of the Company since October 1996. From May 1990 to the present, Mr. Musci has served as the President, Chief Operating Officer and as a Director of Ocean of America, Inc., ("Ocean") a company that develops, publishes and distributes software products. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Ocean. From August 1985 to March 1990, Mr. Musci was Executive Vice President/General Manager of Data East USA, Inc., a subsidiary of Data East Corp., a Japanese company, where he established a consumer division to develop, manufacture, market and distribute consumer video games, entertainment software and coin-operated video arcade games and pinball machines.

     JEFFREY SCHEINROCK. Mr. Scheinrock has served as a Director of the Company since October 1996. Since July 1, 1996, Mr. Scheinrock has been Vice Chairman, Chief Financial Officer and Assistant Secretary of Kistler Aerospace Corporation, a company involved in the development, marketing and manufacture of reusable satellite launch vehicles. From March 1, 1989 to July 1, 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning of Packard Bell NEC. Mr. Scheinrock is a director of SRS Labs, Inc. and SmarTalk TeleServices, Inc., corporations listed on the Nasdaq Stock Market's National Market. Mr. Scheinrock also is a director of various other private companies including MicroNet Technology, Inc., a California-based high technology company.

     MICHAEL OZEN. Mr. Ozen has served as Chief Financial Officer of the Company since October 1996 and as Secretary since March 1997. From May 1991 through June 1996, Mr. Ozen served as Manager--International Taxes at Coopers & Lybrand, LLP. In July 1996, Mr. Ozen became Director--International Taxes at Coopers & Lybrand, LLP, a position he held until October 1996. Mr. Ozen also is the Chief Financial Officer of the Clubhouse Children's Museum and the New Museum for Children, both located in Los Angeles, California.

     ANTHONY ROSE. Mr. Rose has served as a consultant to Sega Australia New Developments ("SAND") since April 1994 and currently serves as Vice President, Technology of the Company. Mr. Rose also is the owner and director of and, prior to April 1994 was employed by, A.R. Technology Pty. Ltd., ("A.R. Technology") an Australian company founded by Mr. Rose in 1988 which is involved in the design and manufacture of digital electronics hardware and software. A.R. Technology has completed design assignments for Apple Computer, Epson, Panasonic and other corporations and government institutions. Mr. Rose holds several international patents relating to anti-virus hardware circuits for personal computers.

     The Company's Chief Executive Officer and Chairman, Mark I. Dyne, and its President, Kevin Bermeister, also are Joint Managing Directors of Sega Ozisoft. Messrs. Dyne and Bermeister are not required to spend a specific amount of time at the Company nor are they able to devote their full time and resources to the Company. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition.

     Pursuant to an agreement with Sega Ozisoft, the Company has agreed that so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Currently, Kevin Bermeister has been designated by Sega Ozisoft as its nominee on the Board of Directors.

DIRECTOR COMPENSATION

     Each director who is not an officer of or otherwise employed by the Company (an "Outsider Director") currently is paid $1,500 for their personal attendance at any meeting of the Board of Directors and $500 for attendance at any telephonic meeting of the Board of Directors or at any meeting of a committee of the Board of Directors. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings. In September 1996, the Company granted to each Outside Director effective upon commencement of service as a director, options to purchase 25,000 shares of Common Stock at an exercise price of $10.00 per share. In November 1996, these options were repriced to $4.00 per share.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of four meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 1996, each director during the term of his or her tenure, attended all meetings of the Board of Directors held. No meetings of the committees of the Board of Directors were held during the fiscal year ended December 31, 1996.

     The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, discussing the scope and results of the audit with the accountants, discussing the Company's financial accounting and reporting principles and the adequacy of the internal audits with management and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of awards under the Company's stock incentive plan. Currently, the members of the Audit Committee are Messrs. Barber, Saloner and Scheinrock and the members of the Compensation Committee are Ms. Maranon and Messrs. Musci and Scheinrock. The Company does not have a standing nominating committee or a committee performing similar functions.


EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     Effective October 1, 1996, the Company entered into an employment agreement with Mr. Ozen pursuant to which Mr. Ozen serves as the Company's Chief Financial Officer and receives a base salary equal to $150,000 per year. Mr. Ozen received options to purchase an aggregate of 30,000 shares of Common Stock of the Company which vest in four equal annual installments commencing on the date of grant. Mr. Ozen's employment is terminable by the Company at will. In the event the Company terminates Mr. Ozen's employment without cause, Mr. Ozen is entitled to three months severance payment (the "Initial Payment") if termination occurs during the first or second year of employment (the "Initial Period"), and in addition to the Initial Payment, one month severance payment for each year served after the Initial Period, not to exceed an aggregate of 12 months severance payment, if termination occurs after the Initial Period. For purposes of the agreement, "cause" means the willful disregard of, or failure to perform, duties where such willful disregard or failure is not discontinued within a reasonable period of time from receipt of written notice relating thereto.

     A.R. Technology provides the services of Anthony Rose to BII Australia in exchange for $135,000 per year. The arrangement is terminable at will by either party upon 30 days prior written notice.

     PIE provides the services of Mark Miller to BII Australia. PIE was paid $37,000 and $90,000 during the years ended June 30, 1995 and 1996, respectively. For the period from July 1, 1996 to December 31, 1996, BII Australia paid PIE $18,000 for the services of Mark Miller and paid directly to Mark Miller an additional $22,000 for his services. These amounts include auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment. This arrangement is terminable at will by either party upon 30 days prior written notice.


STOCK OPTION PLAN

     The Company adopted a Stock Option Plan (the "1996 Plan") in September 1996. The purpose of the 1996 Plan is to attract, retain and motivate certain key employees of the Company and its subsidiaries by giving them incentives which are linked directly to increases in the value of the Common Stock of the Company. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

     The 1996 Plan authorizes the Compensation Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or (3) any other security or benefit with a value derived from the value of the Common Stock. Any stock option granted may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or a nonqualified stock option. The 1996 Plan currently is administered by the Compensation Committee of the Board of Directors of the Company. Subject to the provisions of the 1996 Plan, the Compensation Committee will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

     As of December 31, 1996, the Board had granted options covering an aggregate of 185,000 shares of Common Stock to certain directors and executive officers of the Company.

CERTAIN RELATIONSHIPS

     PIE AND MARK MILLER:

     Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a loan agreement to reflect the parties' lending relationship. The maximum principal amount BII Australia may borrow from PIE pursuant to the loan agreement is $631,000. The note bears interest at the rate of 12.5% per annum and was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity date of the note was extended until the earlier to occur of the closing of the Company's initial public offering of Common Stock (the "Offering") or December 31, 1996.
Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia may borrow under the loan agreement to $710,000. In December, 1996, BII Australia repaid PIE $733,000, including accrued interest of $199,000, which constituted payment in full for all amounts outstanding under the note.

     BII Australia periodically purchases certain computer equipment from PIE. For the fiscal year ended June 30, 1996 and the six months ended December 31, 1996, BII Australia's purchases totaled $16,000 and $8,000, respectively.

     Mark Miller is a director and shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the fiscal year ended June 30, 1996, BII Australia purchased computer equipment totaling $16,000. No purchases were made during the six months ended December 31, 1996.

     SEGA OZISOFT, MARK DYNE AND KEVIN BERMEISTER:

     In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft. Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and of the Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM software products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,000 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia is entitled to receive royalty payments of $6.31 per net unit sold, after Sega Ozisoft recoups the advance. Such royalty is reducible to $4.73 per net unit sold after 2000 units have been sold for each title. The non-refundable advances are recoupable from the royalties earned by BII Australia under the Sega Agreement. For the six months ended December 31, 1996, other than its non-refundable advance, BII Australia had received no royalty payments relating to the Sega Agreement. The Sega Agreement expired on December 15, 1996.

     In January 1996, BII Australia entered into a Multimedia Software Development and Production Agreement (the "Development Agreement") with Sega Ozisoft for the Company's first Multipath Movie, Cyberswine. Pursuant to the terms of the Development Agreement, BII Australia is entitled to receive
$165,690 for certain assistant production services.   Amounts are payable by
Sega Ozisoft upon attainment of mutually determined milestones. In addition, BII Australia is entitled to 2.5% in royalties on net revenues, as defined by the Development Agreement. As of December 31, 1996, Brilliant had received $180,000 and had recorded a receivable of $29,000.

     On September 13, 1996 the Company and Sega Ozisoft entered into the SAND Acquisition Agreement. Mark Dyne and Kevin Bermeister both currently serve as directors of Sega Ozisoft and are significant minority shareholders of Sega Ozisoft. Pursuant to the SAND Acquisition Agreement, the Company acquired all of the assets of SAND and in consideration therefor issued a one year $1,500,000 mandatorily convertible note to Sega Ozisoft. The SAND Note bears interest at a rate of 8% per annum. Concurrent with the closing of the Offering, the SAND Note automatically converted into 780,001 shares of Common Stock. The terms of the SAND Acquisition were determined by negotiations between Messrs. Dyne and Bermeister and Averil Associates, Inc. on behalf of the Company and by the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister abstaining, on behalf of Sega Ozisoft. The Sand Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the Cyberswine Multipath Movie.
"Adjusted Gross Receipts" is defined as the gross receipts received by the Company on the Cyberswine Multipath Movie after deducting any royalties and fees payable to Cyberswine licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, the Company will be required to pay to the Cyberswine licensor a royalty of 2% of gross revenues less cost of goods on all sales of Cyberswine products. In addition, so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Currently, Kevin Bermeister has been designated by Sega Ozisoft as its nominee on the Board of Directors.

     Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company incurred prior to the closing of the Offering. The Company agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,000 per month advanced by Sega Ozisoft for August, September and October 1996. The amount of development expenses incurred by the Company and funded by Sega Ozisoft pursuant to this arrangement totaled $84,000.

     Monto, an investment holding company in which Messrs. Dyne and Bermeister hold significant equity interests, entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on the Beyond 2000 television series. BII Australia will secure publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from the commercialization of the Beyond 2000 product. As of December 31, 1996, net receipts totaled approximately $25,000 and payments to Monto totaled $12,000. In addition, a liability to Monto for $7,000 was recorded at December 31, 1996.

     In November 1995, BII Australia entered into a Distribution Agreement (the "Consumer Electronics Agreement") with Consumer Electronics. Each of Mark Dyne and Kevin Bermeister is a director and significant shareholder of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM software entertainment products to be distributed by Consumer Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the software products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia is entitled to a non-refundable advance of $85,000, of which $21,000 was paid in fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $48,000 representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expired on December 6, 1996.

     OTHER:

     In September 1995, BII Australia entered into a Distribution Agreement (the "Ocean Agreement") with Ocean of America, Inc. ("Ocean"). Ray Musci, a director of the Company, is currently a director and was a significant shareholder of Ocean. BII Australia granted to Ocean certain retail distribution and bundling rights to the software products developed by BII Australia in North America and Europe. Pursuant to the terms of the Ocean Agreement, BII Australia accrued a non-refundable advance from Ocean of approximately $825,000 in 1996 of which $731,665 has been received. In addition, BII Australia is entitled to receive royalty payments in exchange for a percentage of Net Revenues generated from distribution sales of the CD-ROM entertainment software products and a percentage of Net Revenues received by Ocean from bundling of the software products, after Ocean recoups the advance. "Net Revenues" are defined as gross receipts less returns and certain other expenses. Royalties have not yet been accrued in connection with this distribution arrangement. The Ocean Agreement expires on September 29, 1997, subject to a two year extension under certain circumstances.

     In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock to the two stockholders of BII Australia, PIE and Reefknot Limited ("Reefknot"), in exchange (the "Exchange") for all of the capital stock of BII Australia held by each of PIE and Reefknot. As a result of the Exchange, the Company acquired all of the outstanding capital stock of BII Australia, PIE was issued 117,650 shares of Common Stock and Reefknot was issued 882,350 shares of Common Stock.

     Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $145,000. These notes bear interest at the rate of 10% per annum and are due and payable on the earlier to occur of the closing of the Offering and the first anniversary of the date of issuance of each note. In December 1996, the Company repaid Reefknot in full the aggregate balance outstanding of $350,000 including accrued interest of $5,000.

     Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Diana Maranon, has, since November 1995, performed various services for the Company including investigation of strategic alternatives and assistance with the Offering. As consideration for such services, the Company has paid to Averil Associates the aggregate amount of $225,000, plus out of pocket expenses. The Company granted to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $.0326 per share. The Company has entered into an indemnification agreement with Averil Associates pursuant to which the Company will indemnify Averil Associates, Chloe, and Ms. Maranon against any amounts these parties may become obligated to pay in connection with Ms. Maranon's former service as Secretary and continuing service as a Director of and consultant to the Company. The Company plans to continue to engage Averil Associates; however, the Company is unable to currently estimate the extent to which it will use Averil Associates in the future.

     Certain of the Company's directors and officers, including Mark Dyne and Kevin Bermeister, are also directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, officers, and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of interactive digital entertainment with the exception of opportunities for participation in the development by others of interactive digital entertainment where publishing and/or distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa.

                         PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1997, certain information relating to the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company Common Stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer and each of the other persons who during the year ended December 31, 1996 were among the four most highly compensated officers of the Company (the "Named Executive Officers") and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the persons actual voting power at any particular date.
The address of each individual listed is in care of the Company, 6355 Topanga Canyon Boulevard, Suite 513, Woodland Hills, California 91367, unless otherwise set forth below such person's name.

                                                            NUMBER    PERCENT
NAME AND ADDRESS                                          OF SHARES   OF CLASS
----------------                                          ---------   --------
Insinger Group, as manager of the Reefknot Limited (1)    1,822,118     25.3%
     One Stokes Place, St. Stephens Green
     Dublin 2, Republic of Ireland
Mark Dyne                                                   795,600     11.0
Kevin Bermeister                                            795,600     11.0
Sega Ozisoft Pty. Ltd.                                      780,001     10.8
     Bldg. A, Southern Industrial Estates,
     200 Coward Street, Mascot, NSW, 2020 Australia
Packard Bell NEC (2)                                        600,000      7.7
     One Packard Bell Way
     Sacramento, California 95828
PIE (3)                                                     500,013      6.9
     17 the Corso
     Manly, NSW, Australia 2095
Safcor, Inc.                                                486,669      6.8
     8474 Commerce Ave., Suite B
     San Diego, CA 92121
Morgan Creek (4)                                             85,000      1.2
     4000 Warner Boulevard, Building 76
     Burbank, California 91522
Diana Maranon (5)                                            65,222        *
Gary Barber (6)                                              25,000        *
Ray Musci (6)                                                25,000        *
Garth Saloner (6)                                            25,000        *
Jeff Scheinrock (6)                                          25,000        *
All of the directors and executive officers as a group
     (10 persons) (7)                                     2,283,935      31.0%

____________________________
*    Less than 1%

(1) Insinger Group is the manager of Reefknot Limited, and as such, controls the disposition and voting of the shares of Common Stock held by Reefknot.


(2) Consists of 600,000 shares of Common Stock underlying warrants which are or will become exercisable on or prior to May 31, 1997.

(3) Includes 70,000 shares of Common Stock held by the Mark Miller Family Trust, of which PIE is trustee. Mark Miller and his wife are the sole stockholders of PIE.

(4) Consists of 85,000 shares of Common Stock underlying warrants which are or will become exercisable on or prior to May 31, 1997.

(5) Consists of (i) 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 31, 1997; and (ii) 40,222 shares of Common Stock underlying warrants which are or will become exercisable on or prior to May 31, 1997.

(6) Consists of 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 31, 1997.

(7) Includes (i) 132,500 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 31, 1997; and (ii) 40,222 shares of Common Stock underlying warrants which are or will become exercisable on or prior to May 31, 1997.

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Named Executive Officers, information concerning all compensation paid or to be paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1996.

                       SUMMARY COMPENSATION TABLE

                                                        Long Term
                                                      Compensation
                                                      ------------
                                          Annual       Number of
                      Fiscal Year      Compensation    Securities
Name and                Ended          ------------    Underlying    All Other
Principal Position    December 31,   Salary    Bonus     Options   Compensation
------------------    -----------    ------    -----     -------   ------------
Mark Dyne                1996      $56,250(1)  $ --        --         $ --
  Chief Executive Officer
Kevin Bermeister,        1996       56,250(1)    --        --           --
  President
_______________________
(1) Represents accrued salary for the year ended December 31, 1996. Messrs. Dyne and Bermeister receive annual salaries of $225,000.


OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options to a Named Executive Officer during the year ended December 31, 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS

     None of the Named Executive Officers held any stock options of the Company during the fiscal year ended December 31, 1996.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Executive officers, directors, and greater-than-ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 1996, all relevant Section 16(a) filing requirements were complied with.

               PROPOSAL TO APPROVE AN AMENDMENT TO THE 1996 STOCK
                 OPTION PLAN TO PROVIDE A PER EMPLOYEE LIMIT ON
                      STOCK OPTION GRANTS IN ONE YEAR


THE 1996 STOCK OPTION PLAN

     The Company adopted a Stock Option Plan (the "1996 Plan") in September 1996. Pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (as discussed below), the Plan must provide a limit with respect to the number of stock options or other rights that may be granted by the Company to any executive or other employee in a specified period. The Board has resolved that the maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

SECTION 162(M) LIMITATIONS

     The following is intended only as a brief summary of the federal income tax rules relevant to the grant of options to certain officers. These rules are highly technical and subject to change in the future.

     Section 162(m) of the Code, generally disallows the deduction of compensation income in excess of $1,000,000 paid to a "covered employee."
Thus, if an officer remains a "covered employee," meaning either the Chief Executive Officer or one of the other four most highly compensated employees of the Company whose compensation is required to be disclosed under the Exchange Act, and he were to exercise his options such that he receives more than $1,000,000 in compensation in any given taxable year, the Company would not be allowed to deduct that portion of such officer's otherwise deductible compensation that exceeded $1,000,000.

     Section 162(m) of the Code does not apply, however, to compensation that meets the following four criteria: (i) the compensation is based solely on the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of the Board of Directors comprised solely of two or more outside directors; (iii) the material terms of the compensation are disclosed to stockholders and approved by a majority vote of the stockholders; and (iv) certification by the compensation committee that the performance goals have been met. In addition, Treasury Regulation Section 1.162-27(e)(4)(iv) requires that the compensation payable must be specific enough so that a stockholder can determine the maximum amount of compensation that could be paid to any employee during a specific period. A Stock Option Plan that provides a limit with respect to the maximum number of shares underlying stock options that may be granted to any employee during a specified period and the exercise price of those options satisfies Treasury Regulation Section 1.162-27(e)(4)(iv).

     The 1996 Plan as previously adopted contains all provisions necessary to satisfy the requirements of Section 162(m) of the Code, except for a provision limiting the number of stock option grants. If this proposed amendment to the 1996 Plan is approved by the stockholders, all compensation received by a Named Executive Officer as a result of the exercise of stock options granted under the 1996 Plan will be deductible by the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PER EMPLOYEE LIMIT ON STOCK OPTION GRANTS.

                           PROPOSALS OF SHAREHOLDERS

     A proper proposal submitted by a stockholder for presentation at the Company's 1998 Annual Meeting and received at the Company's executive offices no later than December 31, 1997, will be included in the Company's Proxy Statement and form of Proxy relating to the 1998 Annual Meeting.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, independent certified public accountants, were selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

     In order to achieve the most cost-effective auditing services for the fiscal year ending December 31, 1997 and considering its international operations, the Audit Committee has determined to solicit proposals from various qualified accounting firms including Ernst & Young to become the Company's auditors for such fiscal year. As a consequence, the Audit Committee has not yet selected its auditors for the fiscal year ending December 31, 1997.

                                OTHER MATTERS

     The Board of Directors is not aware of any matter to be acted upon at the Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying Proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the Meeting, however, the Proxy holders will vote thereon in accordance with their best judgment.

                        ANNUAL REPORT TO SHAREHOLDERS

     This Proxy Statement is accompanied by or has been preceded by the Annual Report of the Company for its fiscal year ended December 31, 1996. The Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the soliciting material.

                           REPORT ON FORM 10-K

     THE COMPANY UNDERTAKES, UPON WRITTEN REQUEST, TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS THERETO. REQUESTS SHOULD BE ADDRESSED TO BRILLIANT DIGITAL ENTERTAINMENT, INC., 6355 TOPANGA CANYON BOULEVARD, SUITE 513, WOODLAND HILLS, CALIFORNIA 91367, ATTN: CHIEF FINANCIAL OFFICER.

Dated: April 30, 1997

                                     ON BEHALF OF THE BOARD OF DIRECTORS



                                     Michael Ozen
                                     CHIEF FINANCIAL OFFICER AND SECRETARY

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a Stockholder of BRILLIANT DIGITAL ENTERTAINMENT, INC., a Delaware corporation, (the "Company") hereby appoints MARK DYNE and MICHAEL OZEN, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 23, 1997, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

     1.   ELECTION OF DIRECTORS, as provided in the Company's Proxy Statement:

          ___ WITH      ___ WITHOUT Authority to vote for the nominees listed
                                below.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT NAME BELOW)

                      Gary Barber    Garth Saloner

     2.   The approval of the amendment to the 1996 Stock Option Plan.

          FOR ____     AGAINST ____     ABSTAIN ____


     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. WITH RESPECT TO MATTERS NOT KNOWN AT THE TIME OF THE SOLICITATION HEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED AND THE AMENDMENT TO THE 1996 STOCK OPTION PLAN AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 30, 1997 relating to the Meeting.

                                Date:  ____________________________, 1997



                                _______________________________________



                                _______________________________________
                                         Signature(s) of Stockholder(s)
                                               (See Instructions Below)

                                The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                           THIS PROXY IS SOLICITED BY
          THE BOARD OF DIRECTORS OF BRILLIANT DIGITAL ENTERTAINMENT, INC.

PAGE 2